SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 10, 2007

Apollo Resources International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Utah
(State or Other Jurisdiction of Incorporation)

000-25873	84-1431425
(Commission File Number)	(I.R.S. Employer Identification No.)

3001 Knox Street, Suite 403 Dallas, Texas	75205
(Address of Principal Executive Offices)	(Zip Code)

(214) 389-9800
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events

From approximately June of 2006 to September of 2006, Apollo Resources International, Inc. (the “Company”), acquired approximately 35,000 acres of both developed and undeveloped mineral leaseholds within portions of Sutton, Edwards, and Kimball counties in southwestern Texas.  The developed leaseholds include 45 existing producing wells that currently produce approximately 466 thousand cubic feet (MCF) of natural gas per day and 25 barrels of oil per day.

In November of 2006, the Company entered into a participation agreement with Patriot Exploration Co., Inc. (“Patriot”) to begin a natural gas well infill drilling program in certain developed areas of these mineral leaseholds.  To date, the program has resulted in the drilling of seven successful natural gas wells, five of which are being completed.  Of the five, initial well tests were completed on January 5, 2007 on two of the wells for completion report purposes.  The tests show initial flow rates of 1,000 MCF/day on one of the wells and over 500 MCF per day on the other.  These tests do not necessarily reflect future production rates.  Further, the participation agreement allows for up to $5 million to be used for drilling operations.  Under the terms of the participation agreement, the Company’s working interest in these new wells has been assigned to Patriot until payout of outstanding financing amounts contributed by Patriot.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Resources International, Inc.
(Registrant)

Date:	January 11, 2007	By:	/s/ Dennis G. McLaughlin, III
Dennis G. McLaughlin, III,
Chief Executive Officer